Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Investor Relations	Media Relations
Matt Shimao	Karin Bakis
508.323.1198	508.323.1562
matt_shimao@3com.com	karin_bakis@3com.com

3COM REPORTS FISCAL Q2 RESULTS

Company Reports Revenue of $182 Million, an Increase of 12 Percent Sequentially

MARLBOROUGH, Mass., December 17, 2003 – 3Com Corporation (Nasdaq: COMS) today reported financial results for its second quarter of fiscal year 2004 ended November 28, 2003.

Revenues for the quarter were $182 million. Gross margins were $57 million, or 31 percent of revenues. Operating expenses were $172 million, including $59 million of restructuring charges. The net loss was approximately $139 million, or $0.37 per share.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and are not comparable to First Call EPS estimates.

The company ended the quarter with $1.4 billion in cash and short-term investments.

NOTE: Attached is the full text of 3Com’s fiscal second quarter 2004 formal earnings remarks. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the expected decline in the sale of our desktop, mobile and server connectivity products during our third fiscal quarter; the expected modest increase in sales across the balance of our product portfolios during our third fiscal quarter; slight disruptions in sales volumes and lower average selling prices during our third fiscal quarter; total revenues for our third fiscal quarter; our expectations relating to becoming cash flow breakeven by our fourth fiscal quarter; the cash and short term investment position for the remainder of the fiscal year; the realization of expected savings from actions announced during our second fiscal quarter; gross margins over the remainder of our fiscal year; weeks of channel inventory over the remainder of the fiscal year; the expectation that the JV (as defined below) will provide key benefits to 3Com; the expansion of our channels; the expansion of our product lines in traditional and newer product categories; our joint development and selling efforts with CrossBeam and the expansion of this relationship to other product and technology partnerships over the rest of the fiscal year; the reduction in employees in the second half of the fiscal year; our intentions with respect to our growth relative to the industry; and our strong financial returns and an increase in shareholder value. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; technological changes and trends in the networking sector; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies; expected volatility in our stock price; and the possibility of legal disputes. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s Annual Report on Form 10-K for the fiscal year ended May 30, 2003 and Quarterly Report on Form 10-Q for the period ended August 29, 2003. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a leading provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Comments on the Second Quarter of Fiscal 2004

To be delivered during the analyst conference call by

Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for the second quarter of fiscal 2004.

Revenue

•                  Revenues for the quarter were approximately $182 million, ahead of the First Call estimate of $167 million, and an increase of 12 percent sequentially. Channel inventories were approximately four and a half weeks at quarter end, consistent with the first quarter.

•                  Revenue in the Americas declined 11 percent sequentially.

•                  Revenue in EMEA increased 38 percent sequentially.

•                  Revenue in the Asia Pacific region increased 12 percent sequentially.

Revenues from the recently announced router products and the modular Layer 3 Switch 7700 that we are now sourcing from the Huawei-3Com Joint Venture (JV) were approximately $5 million. During the quarter we also had a significant increase in sales of 10/100 fixed-configuration switches, as well as good sequential growth in fixed-configuration Gigabit switches and our wireless products.

Gross Margin

Gross margins were 31 percent, flat to Q1.

Operating Expenses

Total operating expenses were approximately $172 million, including approximately $59 million in restructuring charges and $1 million in amortization of intangibles. The $59 million in restructuring charges consisted of the following:

1)              $33 million in facilities-related expenses;

2)              $23 million in severance related expenses, and;

3)              $3 million in miscellaneous other expenses.

Sales and marketing expenses were $66 million, an increase of $3 million from the prior quarter. Research and development expenses were $24 million, down approximately $3 million from the prior quarter. General and administrative expenses were $22 million, a reduction of $2 million compared to the prior quarter.

The number of full time employees at the end of Q2 was approximately 2,900, as compared to approximately 3,100 at the end of the prior quarter.

Operating Loss

The operating loss was approximately $115 million.

Gain/(Loss) on Investment

The loss on investments was approximately $12 million due to the write-down of equity investments to fair market value.

Interest and Other Income

Interest and other income, net, was approximately $4 million.

Income Tax Provision

The provision for income taxes was $1.5 million.

Equity Interest in Unconsolidated Joint Venture

In Q2 we recorded a charge of approximately $13 million related to our investment in the JV. This charge represents 3Com’s ownership share, or 49%, of the value attributed to the in-process technology contributed to the joint venture by our partner that had not yet reached technological feasibility. Under US generally accepted accounting principles, we are required to expense the value of such in-process technology at the time of recording our initial investment.

Net Loss, Net Loss per Share, Shares Outstanding

The net loss was approximately $139 million. This net loss includes the write-off of in-process technology just mentioned, but excludes any impact of the JV’s results of operations for the period from its commencement of operations on November 17th through the end of our fiscal quarter on November 28th. Since the JV has adopted a calendar year basis of reporting, we will incorporate the JV’s results of operations for its first calendar quarter of operations ending on December 31st of this year in our results for our fiscal quarter ending in February. We will follow a similar approach on a consistent basis for future periods.

The net loss per share was 37 cents.

Basic shares outstanding for Q2 were approximately 375 million, up approximately 7 million shares from the prior quarter primarily due to stock option exercises. We did not repurchase any shares during the quarter.

Stock Options Outstanding

Stock options outstanding at the end of Q2 were approximately 74 million, down from the previous quarter’s ending balance of 84 million.

Cash and Short Term Investments

Cash and short-term investment balances were $1.39 billion.

•                  Cash used in operations was approximately $44 million, including $10 million in separation related payments and an $8 million tax refund.

•                  Cash used in investing activities was approximately $102 million including $160 million used to fund our contribution to the JV. Partially offsetting this was approximately $62 million in net proceeds from the sale of our Santa Clara West Campus facility. Funding of capital expenditures and other investments was approximately $5 million.

•                  Cash from financing activities was approximately $54 million, including $50 million in proceeds from stock option exercises and the issuance of shares under the employee stock purchase program, and $4 million received on a note.

Forward-Looking Guidance

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2004. Please refer to the safe harbor language in the earnings release, available on our website, for factors that could cause actual results to vary.

•                  Sales of desktop, mobile and server connectivity products, which includes NICs, PC cards, and related ASICs, are likely to decline approximately 30 percent in Q3. Sales in this category in Q2 were bolstered by favorable seasonality as well as some last time purchases on certain products from our OEM customers. Sales across the balance of the product portfolio are expected to increase modestly in Q3 despite two adverse impacts. The first is seasonality—Q3 is historically a weaker quarter than Q2. In addition, as we transition our business in China and Japan to the JV, there may be some slight disruption in volumes as well as lower average selling prices since we will now receive OEM pricing as opposed to channel pricing. As a result of these factors we expect total revenue in Q3 to be flat to down slightly from Q2.

•                  As you know, earlier this year we had established an aggressive goal of breakeven cash flow from operations in the fourth quarter of this fiscal year. While we expect to show considerable improvement in the fourth quarter, the breakeven cash flow objective may be too aggressive. Excluding cash used for share repurchases or merger and acquisition related activity, we expect to maintain cash and short-term investment balances above $1.3 billion for the balance of this fiscal year.

•                  We do not expect the savings from the actions announced in Q2 to be fully realized until the fourth quarter of this fiscal year. We expect gross margins to increase to the high thirties over the next two quarters, with most of the increase occurring in Q4.

•                  We ended Q2 with approximately 4.5 weeks of channel inventory, equivalent to Q1. We expect to operate our business with no greater than 4.5 weeks of channel inventory over the remainder of this fiscal year.

Comments on the Second Quarter of Fiscal 2004

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

3Com made good progress this past quarter in the execution of our strategy, and the results are beginning to show. Let me highlight some of the major accomplishments of the past quarter and areas of focus going forward.

On November 17 we began operations of our joint venture, Huawei-3Com. The transition to the JV went smoothly and this new company is fully operational. With staffing of over 1,200 people, including over 600 engineers, we expect this venture to provide three key benefits to 3Com—a greatly expanded product line, access to a cadre of low cost and highly effective engineering talent, and a powerful force in the Chinese and Japanese marketplace. As chairman of Huawei-3Com, I recently held our first board of directors meeting in Hangzhou, China, the site of our new headquarters. During this trip, I visited with key customers of the JV in both China and Japan, and I am very encouraged by their enthusiastic support.

To sell 3Com’s greatly expanded product line, we are also expanding our channels, targeting enterprise VARs, systems integrators and service providers who can support more complex enterprise solutions. One example of this is the relationship we recently established with EDS. This initiative began over a year ago. During this time EDS has extensively tested a wide range of 3Com voice and data products and concluded they were both technically robust and of high quality. EDS solutions utilizing 3Com products have been developed and 3Com service has been linked to EDS, ensuring full support of 3Com products sold by EDS. With these actions behind us we will now begin joint selling to targeted accounts. EDS’ decision to use 3Com products as part of its solutions is a strong endorsement for our company and its strategy.

We are beginning to enjoy success in the marketplace. Let me describe a few examples of recent wins. At La Universidad Politécnica de Madrid (UPM), the largest university in Spain, we recently replaced a Cisco ATM network with a 3Com solution consisting of modular switches such as our new Switch 7700 as well as Switch 4005s and 4007s, fixed-configuration Gigabit switches such as our 4900, and a variety of edge switches. Access to this network will include 3Com wireless technologies and UPM will run not only data but also voice traffic on this converged network, using our 3Com NBX product line. Another recent higher education installation is Penn State University’s college of Information Sciences and Technology which has implemented a complete 3Com data network utilizing multiple Switch 7700s, aggregation switches using 3Com’s XRN (eXpandable Resilient Networking) technology, and approximately 100 edge switches. Choice Hotels International, which franchises the Comfort Inn, Comfort Suites, Quality Inn, Sleep Inn, Clarion, MainStay Suites, Econo Lodge and Rodeway Inn hotels has selected 3Com as their endorsed vendor to provide guests with high-speed wireless access to the Internet.

These and other customer wins resulted in sequential growth of 12% last quarter which is our first sequential growth in a year and compares very favorably to our competitors’ most recent quarterly performance.

While Q2 was very encouraging, much must still be done in order to realize our potential. Let me highlight areas of focus for our company. We will continue to expand our product line, both in traditional LAN/WAN data products, but also in newer product categories such as Voice over IP (VoIP), wireless and security. To that end, we recently announced a partnership with CrossBeam, a company specializing in security offerings. We will jointly develop and sell under the 3Com brand an enhanced set of security products starting with our Security Switch 6200. We expect to expand this relationship and other product and technology partnerships over the rest of the fiscal year in order to capture high growth segments of the enterprise market. We believe enterprise customers will want their vendors to provide end-to-end converged networks running data, voice and other types of traffic. They will expect these networks to offer high capacity, reliability and availability. And they will expect them to be impervious to attack. 3Com is well positioned to address these needs.

While pleased with our growth in EMEA and APR, we must improve our performance in AMI, particularly in the United States. To that end our new AMI senior management team is reinvigorating relations with our existing channels as well as developing new channels, such as EDS.

While we are taking many actions to drive growth, we must continue to reduce our cost structure. Based on already announced actions such as outsourcing of our Dublin manufacturing and reductions in other areas, we expect to reduce employment by approximately 900 people in the second half of this fiscal year.

We intend to create a thriving company; one that grows faster than the industry while providing strong financial returns and increased shareholder value. Our value proposition is unique in the industry and resonates with customers and partners. In Q2 we made considerable progress and believe with strong execution we will continue to make progress over the balance of this fiscal year and beyond.

We look forward to describing our plans in more detail at our Investors Conference in New York City on January 8.

3Com Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	November 28, 2003	August 29, 2003	November 29, 2002	November 28, 2003	November 29, 2002
Sales	$181,891	$161,879	$272,186	$343,770	$541,363
Cost of sales	124,941	111,935	134,566	236,876	279,075

Gross margin	56,950	49,944	137,620	106,894	262,288

Operating expenses:
Sales and marketing	65,637	62,607	60,151	128,244	116,838
Research and development	24,421	26,927	28,303	51,348	59,780
General and administrative	21,784	24,139	23,704	45,923	48,415
Restructuring charges	58,892	48,624	57,180	107,516	76,767
Amortization and write down of intangibles	1,095	3,387	5,149	4,482	7,099
Losses (gains) on land and facilities, net	—	—	(265)	—	887

Total operating expenses	171,829	165,684	174,222	337,513	309,786

Operating loss	(114,879)	(115,740)	(36,602)	(230,619)	(47,498)
Gains (losses) on investments, net	(12,252)	58	(7,087)	(12,194)	(18,552)
Interest and other income, net	3,808	3,944	3,909	7,752	13,506

Loss from continuing operations before income taxes, equity interest in unconsolidated joint venture, and cumulative effect of change in accounting principle	(123,323)	(111,738)	(39,780)	(235,061)	(52,544)

Income tax provision (benefit)	1,500	(6,035)	3,715	(4,535)	7,392
Equity interest in unconsolidated joint venture	(12,593)	—	—	(12,593)	—

Loss from continuing operations before cumulative
effect of change in accounting principle	(137,416)	(105,703)	(43,495)	(243,119)	(59,936)

Discontinued operations, net of taxes (1)	(1,565)	(291)	(25,018)	(1,856)	(60,711)
Cumulative effect of change in accounting principle (1)	—	—	—	—	(45,447)
Net loss	$(138,981)	$(105,994)	$(68,513)	$(244,975)	$(166,094)

Basic and diluted loss per share:
Continuing operations	$(0.37)	$(0.29)	$(0.12)	$(0.65)	$(0.16)
Discontinued operations	—	—	(0.07)	(0.01)	(0.17)
Cumulative effect of change in accounting principle	—	—	—	—	(0.13)
Net loss	$(0.37)	$(0.29)	$(0.19)	$(0.66)	$(0.46)

Shares used in computing basic and diluted per share amounts	375,332	367,879	359,340	371,606	358,389

(1) During the quarter ended November 29, 2002, we completed the transitional goodwill impairment evaluation prescribed by FAS 142and recorded a charge totaling approximately $65.6M effective June 1, 2002. Of this amount $45.4M is presented as cumulative effect of change in accounting principle, and $20.2M is included in discontinued operations, net of taxes.

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 28, 2003	May 30, 2003
ASSETS

Current assets:
Cash and short-term investments	$1,392,356	$1,484,588
Accounts receivable, net	70,905	90,290
Inventories	30,342	27,068
Other current assets	46,469	51,234

Total current assets	1,540,072	1,653,180

Deferred income taxes	2,398	2,211
Property & equipment, net, and assets held for sale	176,466	350,073
Investment in joint venture	147,485	—
Goodwill, intangibles, deposits, and other assets	43,206	56,896

Total assets	$1,909,627	$2,062,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$102,522	$105,583
Accrued liabilities and other	260,241	233,239
Current debt obligations	—	346

Total current liabilities	362,763	339,168

Other long-term obligations	5,002	4,595
Stockholders’ equity	1,541,862	1,718,597

Total liabilities and stockholders’ equity	$1,909,627	$2,062,360

Additional Financial Data

(in thousands, except percentages and per share amounts)

(unaudited)

Sales by Geography

	Three Months Ended
	November 28, 2003	August 29, 2003	$ Change	% Change

Americas	$60,924	$68,603	$(7,679)	-11%
Europe, Middle East, and Africa	87,979	63,819	24,160	+38%
Asia Pacific Rim	32,988	29,457	3,531	+12%
Total Sales	$181,891	$161,879	$20,012	+12%

Stock Options

	Outstanding Options as of November 28, 2003
Range of exercise prices	Number of shares	Weighted average exercise price

$0.13 - 4.29	7,981	$3.98
4.30 - 5.10	10,859	4.83
5.12 - 5.54	16,238	5.38
5.55 - 6.09	12,565	5.92
6.10 - 10.09	14,913	8.20
10.11 -21.57	11,015	13.49

Total	73,571	$7.03